                                                          EXHIBIT (2)(b)/(10)(b)



                 FIRST AMENDMENT TO FIRST AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER


         THIS FIRST AMENDMENT TO FIRST AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the "Amendment"), dated as of April 13, 1998, by and among PROFESSIONALS INSURANCE COMPANY MANAGEMENT GROUP, a Michigan business corporation ("Professionals Group"), PICOM INSURANCE COMPANY, a Michigan stock insurance company ("PICOM"), and PHYSICIANS PROTECTIVE TRUST FUND, a medical malpractice self-insurance trust fund organized under Florida Statutes Section
627.357 ("PPTF").

                                  WITNESSETH:

         WHEREAS, the Boards of Directors of Professionals Group and PICOM have determined that it is in the best interests of their respective companies and their stockholders to effect a "merger of equals" of Professionals Group and PPTF through the consummation of the business combination transactions provided for in that certain First Amended and Restated Agreement and Plan of Merger dated as of October 3, 1997 and executed by and among Professionals Group, PICOM and PPTF (the "Merger Agreement"); and

         WHEREAS, the Board of Trustees of PPTF has determined that it is in the best interests of its members to effect a "merger of equals" of Professionals Group and PPTF through the consummation of the business combination transactions provided for in the Merger Agreement; and

         WHEREAS, Professionals Group, PICOM and PPTF have agreed to certain modifications and amendments to the Merger Agreement as contemplated by the Merger Agreement and desire to amend the Merger Agreement so as to reflect such modifications and amendments.

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Amendment, and intending to be legally bound by this Amendment and the Merger Agreement, the parties to this Amendment and the Merger Agreement agree as follows:

         1. This Amendment is the amendment to the Merger Agreement contemplated by, and provided for in, the Merger Agreement. Notwithstanding anything to the contrary express or implied in this Amendment or the Merger
Agreement: (i) all capitalized terms in this Amendment that are not otherwise defined in this Amendment shall be defined in this Amendment as in the Merger Agreement; and (ii) in the event of any conflict between the provisions of this Amendment and the provisions of the Merger Agreement, the provisions of this Amendment shall control.

         2. Sections 1.5(a) - (c), inclusive, of the Merger Agreement shall be, and they hereby are, amended and restated in their entirety so as to read and provide as follows:

                 "1.5     Conversion of Membership Rights.

                 (a) At the INSCO Effective Time, and except as otherwise provided in this Agreement, by virtue of the INSCO Merger and without any action on the part of Professionals Group, PICOM, INSCO, PPTF or any Eligible Member, all Membership Rights shall be converted into 4,089,160 shares of common stock, no par value per share, of Professionals Group ("Professionals Group Common Stock"). Notwithstanding anything express or implied to the contrary in this Agreement or the Allocation Formula: (x) the aggregate number of shares of Professionals Group Common Stock issuable as a result of the INSCO Merger shall be not more than 4,089,160 shares of Professionals Group Common Stock; (y) no fractional shares of Professionals Group Common Stock shall be issued to any Eligible Member and, in lieu thereof, all of said fractional shares shall be paid the cash equivalent value thereof based on the average of the daily closing prices per share of Professionals Group Common Stock as reported on the Nasdaq National Market for the period of twenty (20) business days ending on the fifth (5th) business day prior to the Closing Date; and
         (z) except as otherwise expressly provided in Section 1.28 of this Agreement, no shares of Professionals Group Common Stock shall be issuable or issued to any person or entity other than an Eligible Member in connection with the INSCO Merger.

                 (b) At the INSCO Effective Time, and except as otherwise provided in this Agreement, by virtue of the INSCO Merger and without any action on the part of Professionals Group, PICOM, INSCO, PPTF or any Eligible Member: (i) all Eligible Members shall cease to have any rights as Eligible Members of PPTF (including the right to elect trustees, the right to vote as to other matters, and any rights with respect to the distribution of surplus in liquidation); and (ii) all Membership Rights shall no longer be outstanding, and shall automatically be cancelled and shall cease to exist; provided, however, that at and after the INSCO Effective Time, each individual Membership Right shall represent the right to receive, in accordance with the Allocation Formula, a certificate representing the number of whole shares of Professionals Group Common Stock and cash in lieu of any fractional share of Professionals Group Common Stock into which such Membership Right has been converted pursuant to this Agreement.

                 (c) In consideration for his or her Membership Right, each Eligible Member shall be allocated and shall be entitled to receive a portion of the Aggregate Merger Shares determined in accordance with the allocation formula set forth on Exhibit A to the Amendment (the "Allocation Formula"). Each Membership Right shall be exchanged for certificates representing whole shares, and cash in lieu of any fractional share, of Professionals Group Common Stock in accordance with Article II of this Agreement."

         3. Sections 1.28(a) - (b), inclusive, of the Merger Agreement shall be, and they hereby are, amended and restated in their entirety so as to read and provide as follows:

                 "(a)     On the date of the first meeting of the Board of
         Directors of Professionals Group following the INSCO Effective Time, Professionals Group shall issue and deliver to each person identified on Exhibit B to this Agreement as a "PPTF Trustee Participant" (each, a "PPTF Trustee Participant") a number of shares of Professionals Group Common Stock that is equal to 20% of the number that is set forth opposite the name of such PPTF Trustee Participant on Exhibit B to this Agreement. Upon and pursuant to the terms and conditions of a PPTF Trustee Participant's Consulting Agreement (as defined in this
         Section 1.28) Professionals Group shall issue and deliver Trustee Participant a number of shares of Professionals Group Common Stock that is equal to 80% of the number that is set forth opposite the name of such PPTF Trustee Participant on Exhibit B to this Agreement.

                 (b) On the date of the first meeting of the Board of Directors of Professionals Group following the INSCO Effective Time, Professionals Group shall issue and deliver to each person identified on Exhibit B to this Agreement as a "PPTF Officer" (each, a "PPTF Officer") a number of shares of Professionals Group Common Stock that is equal to 20% of the number that is set forth opposite the name of such PPTF Officer on Exhibit B to this Agreement. Upon and pursuant to the terms and conditions of a PPTF Officer's Stock Grant Agreement (as defined in this Section 1.28), Professionals Group shall issue and deliver to such PPTF Officer a number of shares of Professionals Group Common Stock that is equal to 80% of the number that is set forth opposite the name of such PPTF Officer on Exhibit B to this Agreement."

         4. Section 6.8(b) of the Merger Agreement shall be, and it hereby is, amended and restated in its entirety so as to read and provide as follows:

                 "(b)     Nothing in this Section 6.8 shall be interpreted as
         preventing Professionals Group from amending, modifying or terminating any Professionals Group Benefit Plans, PPTF Benefit Plans, or other

                                     - 3 -
         contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law. It is understood and agreed that the PICOM Insurance Company Employee Retention Plan shall apply only to those persons who are employees of PICOM and otherwise eligible under such plan immediately prior to the INSCO Effective Time, and that such plan shall not apply to either employees of PICOM hired after the INSCO Effective Time or employees of PPTF."

         5. Section 8.1(c) of the Merger Agreement shall be, and it hereby is, amended and restated in its entirety so as to read and provide as follows:

                 "(c)     by either Professionals Group or PPTF if (i) the
         INSCO Merger shall not have been consummated on or before August 13, 1998, unless the failure of the INSCO Merger to be consummated by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement, and (ii) the Board of Directors of Professionals Group or the Board of Trustees of PPTF, as the case may be, determines to terminate this Agreement by an affirmative vote of a majority of the members of its entire Board;"

         6. Exhibit A to the Merger Agreement shall be, and it hereby is, amended and restated in its entirety so as to read and provide as set forth on Exhibit A to this Amendment.
                                      - 5 -

         7. It is expressly acknowledged and agreed that all parties have been represented by counsel and have participated in the negotiation and drafting of this Amendment and the Merger Agreement, and that there shall be no presumption against any party on the ground that such party was responsible for preparing this Amendment and the Merger Agreement or any part of it.

         8. This Amendment may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         9. This Amendment amends the Merger Agreement. It is the intent and purpose of the parties to this Amendment, by executing this Amendment, to ratify, confirm and reaffirm the Merger Agreement and all of its terms and provisions as amended by this Amendment. This Amendment and the Merger Agreement (including the documents and the instruments referred to in this Amendment and the Merger Agreement) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Amendment and the Merger Agreement.

         10. This Amendment and the Merger Agreement shall be governed and construed in accordance with the laws of the State of Michigan, without regard to any applicable conflicts of law principles.

         11. Any term or provision of this Amendment which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Amendment or affecting the validity or enforceability of any of the terms or provisions of this Amendment in any other jurisdiction. If any provision of this Amendment is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.




                     [THIS SPACE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, Professionals Group, PICOM, and PPTF have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.


                                        PROFESSIONALS INSURANCE COMPANY
                                                  MANAGEMENT GROUP, a Michigan
                                                  business corporation


                                        By: /s/ Victor T. Adams
                                            --------------------------------
                                                  Victor T. Adamo, Esq.
                                                  President and Chief Executive
                                                  Officer


                                        PICOM INSURANCE COMPANY, a Michigan
                                                  stock insurance company


                                        By: /s/ Victor T. Adams
                                            --------------------------------
                                                  Victor T. Adamo, Esq.
                                                  President and Chief Executive
                                                  Officer


                                        PHYSICIANS PROTECTIVE TRUST FUND, a
                                                  medical malpractice self-
                                                  insurance trust fund
                                                  organized under Florida
                                                  Statutes Section 627.357


                                        By: /s/ Steven L. Salman
                                            ---------------------------------
                                                  Steven L. Salman, Esq.
                                                  President and Chief Executive
                                                  Officer

                                   EXHIBIT A

                              CERTAIN DEFINITIONS,
                   ALLOCATION FORMULA AND RELATED PROVISIONS

CERTAIN DEFINITIONS:

         As used in the Agreement, the words and phrases that follow, wherever capitalized in the Agreement, shall have the respective meanings that follow:

         "Aggregate Earned Premium" is $56,037,359 (which is the aggregate of all Earned PPTF Policy Premiums for the 12 months ending on the PPTF Record
Date).

         "Aggregate Merger Shares" means the 4,089,160 shares of Professionals Group Common Stock into which, subject to the exercise of dissenters' rights and the payment of cash in lieu of fractional shares, all Membership Rights will be converted upon consummation of the transactions contemplated by the Agreement.

         "Agreement" means the First Amended and Restated Agreement and Plan of Merger dated as of October 3, 1997 executed by and among Professionals Group, PICOM and PPTF, as amended by the First Amendment to First Amended and Restated Agreement and Plan of Merger dated as of April 13, 1998 executed by and among Professionals Group, PICOM and PPTF.

         "Average Price" means the average of the daily closing prices per share of Professionals Group Common Stock as reported by the Nasdaq National Market for the period of 20 business days ending on the fifth business day prior to the closing date with respect to the transactions contemplated by the Agreement.

         "Earned PPTF Policy Premium" means, with respect to any Member, the earned premium on such Member's PPTF Policy for the 12 months ending on the PPTF Record Date.

         "Eligible Member" means the person or entity who is the named insured on a PPTF Policy.

         "Member" means the person or entity who is the named insured on a PPTF Policy.

         "Membership Rights" means all of the rights of each Member under the laws of the State of Florida, the PPTF Charter Documents, and each PPTF Policy with respect to which such Member is a named insured.

         "PPTF Record Date" means the date designated as such by the Board of Trustees of PPTF.

         "PPTF Charter Documents" means the Amended Trust Agreement dated January 1, 1987 and By-laws of PPTF.

         "PPTF Policy" means an indemnity agreement issued by PPTF that is in effect on the PPTF Record Date.

         "Voting Member" means the person or entity who is the named insured on a PPTF Policy.

ALLOCATION FORMULA:

         Upon consummation of the INSCO Merger, but subject to the exercise of dissenters' rights and the payment of cash in lieu of fractional shares, all Membership Rights will be converted into the Aggregate Merger Shares. In consideration for all Membership Rights, the Aggregate Merger Shares will be allocated and distributed to Members of PPTF in accordance with the formula that follows: Each Member of PPTF who does not timely and properly exercise dissenters' rights will be allocated a portion of the Aggregate Merger Shares in an amount (calculated to two decimal places) determined by multiplying 4,089,160 shares of Professionals Group Common Stock by the ratio (calculated to six decimal places) of such Member's Earned PPTF Policy Premium to the Aggregate Earned Premium; provided, however, that in lieu of any fractional share of Professionals Group Common Stock, such Member shall be paid the cash equivalent value thereof based on the Average Price. Members of PPTF who timely and properly exercise dissenters' rights will be paid the fair value of their Membership Rights.

         By way of example, under the Allocation Formula, and assuming (i) the Aggregate Earned Premium equals $56,037,359 and (ii) he or she does not exercise dissenters' rights, a Member of PPTF whose PPTF Policy has $24,000 of Earned PPTF Policy Premium would be entitled to 1,754.16 Aggregate Merger Shares, determined by multiplying 4,089,160 shares of Professionals Group Common Stock by .000428 ($24,000 of Earned PPTF Policy Premium divided by $56,037,359 (the Aggregate Earned Premium)). However, because fractional shares of Professionals Group Common Stock will not be issued, such Member would receive 1,754 whole shares of Professionals Group Common Stock and, in lieu of the fractional share of Professionals Group Common Stock, would be paid cash in an amount determined by multiplying the amount of such fractional share (in this example .16) by the Average Price.

         Only Members of PPTF who do not exercise dissenters' rights will be entitled to be allocated and to receive a portion of the Aggregate Merger Shares. Except for the shares (and cash in lieu of any fractional share) issued to such Members of PPTF and the shares issued or issuable pursuant to
Section 1.28 of the Merger Agreement (which, subject to certain vesting requirements, contemplates the issuance of an aggregate of 153,000 shares of

Professionals Group Common Stock to certain PPTF trustees and officers over a four year period), no other shares of Professionals Group Common Stock (or cash in lieu of any fractional share) will be issued or issuable upon consummation of the transactions contemplated by the Merger Agreement.